UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Union Bankshares, Inc.
(Name of Registrant as Specified in Its Charter)

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Union Bankshares, Inc.

20 Lower Main Street
PO Box 667
Morrisville, VT 05661
(802) 888-6600

April 13, 2020

Dear Shareholder,

The 129th annual meeting of Union Bankshares, Inc. (the “Company”, "we", or "our") will be held as a virtual meeting online at www.virtualshareholdermeeting.com/UNB2020, on Friday, May 22nd at 3 p.m Eastern Time. Enclosed are a notice of annual meeting, a proxy statement and a proxy card for voting your shares.

Also enclosed with this mailing is a copy of our Annual Report on Form 10-K for Union Bankshares, Inc. for the year ended December 31, 2019. Our proxy materials and Annual Report on Form 10-K are also posted on www.ublocal.com and on a special internet website, as indicated in the Notice of Internet Availability section of the attached Notice of Annual Meeting.

At the meeting, shareholders will be asked to vote on the election of directors and ratification of our external auditors for 2020.

If your shares are held through a broker, please note that your broker will not have the authority to vote your shares on the election of directors without your specific instructions. Therefore, it is especially important that you submit your voting instructions to your broker promptly so your votes can be counted.

As of this mailing, there will not be a physical meeting of shareholders due to the public health concerns regarding COVID-19. You will be able to attend the meeting online and submit questions by visiting www.virtualshareholdermeeting.com/UNB2020.

In addition to returning the enclosed proxy card by mail, you may alternatively vote by phone or via the internet. For further details, refer to the proxy card or the Information About the Meeting section of the Proxy Statement.

Sincerely,

Neil J. Van Dyke	David S. Silverman
Chairman	President & Chief Executive Officer

Union Bankshares, Inc.

NOTICE OF
2020 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FRIDAY, May 22, 2020

To the Shareholders of Union Bankshares, Inc.:

The Annual Meeting of Shareholders of Union Bankshares, Inc. will be held online as a virtual meeting at www.virtualshareholdermeeting.com/UNB2020 at 3:00 p.m., Eastern Time, on Friday, May 22, 2020 for the following purposes:

1.
To fix the number of directors at nine for the ensuing year and to elect nine directors (or such lesser number as circumstances may warrant), to serve a one year term or until their successors are elected and qualified;

2.	To ratify the appointment of the independent registered public accounting firm of Berry Dunn McNeil & Parker, LLC as the Company's external auditors for 2020; and

3.	To consider and act upon any other business that may properly come before the meeting or any adjournment thereof.
The Board of Directors has fixed the close of business on March 27, 2020 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR 2020 ANNUAL MEETING OF SHAREHOLDERS

This notice of meeting and proxy statement, the accompanying proxy card and our Annual Report on Form 10-K for the year ended December 31, 2019 are available on the internet in a downloadable, printable and searchable format and may be accessed at http://www.materials.proxyvote.com/905400.

By Order of the Board of Directors,

John H. Steel
Secretary

Morrisville, Vermont
April 13, 2020

YOUR VOTE IS IMPORTANT

PLEASE VOTE YOUR SHARES BY COMPLETING AND RETURNING THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, OR BY FOLLOWING THE INSTRUCTIONS ON THE PROXY TO VOTE BY TELEPHONE OR THE INTERNET, WHETHER OR NOT YOU INTEND TO ATTEND THE VIRTUAL MEETING. SHOULD YOU ATTEND THE VIRTUAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE ONLINE DURING THE MEETING IF YOU SO DESIRE.

PROXY STATEMENT - TABLE OF CONTENTS

UNION BANKSHARES, INC.
20 Lower Main Street
Morrisville, VT 05661
(802) 888-6600

PROXY STATEMENT

Annual Meeting of Shareholders
May 22, 2020

INFORMATION ABOUT THE MEETING

Why have I received these materials?
We are sending this proxy statement and proxy card on behalf of the Board of Directors to solicit your vote on matters to be voted on at the annual meeting of the shareholders of Union Bankshares, Inc. to be held online at www.virtualshareholderingmeeting.com/UNB2020 at 3:00 p.m., Eastern Time, on Friday, May 22, 2020. This proxy statement and proxy card are accompanied by the Company's Annual Report on Form 10-K for the year ended December 31, 2019 containing the Company's audited consolidated financial statements. These materials were first sent to our shareholders on or about April 13, 2020. You are cordially invited to attend the virtual annual meeting and are asked to vote on the following proposals:

1.	To elect nine directors to the Company's Board of Directors (the “Board”) for the ensuing year; and

2.	To ratify the selection of our independent auditors for 2020.

Who is entitled to vote at the annual meeting?
Only holders of record of the Company's $2.00 par value common stock as of the close of business on March 27, 2020 (the record date for the meeting) will be entitled to vote at the annual meeting. On that date there were 4,473,200 shares of the Company's common stock outstanding, and each such share is entitled to one vote on each matter presented for vote at the annual meeting.

How do I vote my shares by proxy at the annual meeting?
If you are a shareholder of record of the Company's common stock, you may vote your shares by proxy by completing and signing the accompanying proxy card and returning it in the enclosed postage paid envelope. Alternatively, you may vote your shares by proxy via telephone (toll free in the United States) at 1-800-690-6903 or over the internet at http://www.proxyvote.com. Be sure to have your proxy card in hand if you vote by telephone or the internet and follow the instructions on the card. You are a shareholder of record if you hold your stock in your own name on the Company's shareholder records maintained by our transfer agent, Broadridge Corporate Issuer Solutions, Inc., of Brentwood, New York.
“Street name” shareholders of common stock, who wish to vote at the annual meeting will need to obtain a proxy card from the institution that holds their shares and follow the instructions on that form. Street name shareholders are shareholders who hold their common stock indirectly, through a bank, broker or other nominee.

Can I vote during the virtual meeting instead of voting by proxy?

Yes, a shareholder of record who does not wish to vote by proxy may vote online during the virtual meeting by accessing the virtual meeting at www.virtualshareholdermeeting.com/UNB2020 and following the voting instructions. However, we encourage you to complete and return the enclosed proxy card, or to vote your shares by proxy via telephone or the internet, to be certain that your shares are represented and voted, even if you should be unable to attend the virtual meeting online. If you wish, you may revoke your previously given proxy at the virtual meeting and vote online during the meeting instead.

Can I change my vote after I submit my proxy?
Yes, after you have mailed your proxy card or submitted your proxy by telephone or the internet, you may change your vote at any time before the proxy is exercised at the annual meeting. A timely-submitted later dated proxy supersedes all earlier proxies. Shareholders of record may change their vote by:

•
mailing a proxy card bearing a later date. You may request a new proxy by contacting our transfer agent, Broadridge Corporate Issuer Solutions, Inc., at the following address or toll free telephone number: Broadridge Corporate Issuer Solutions, Inc. , Attn: Investor Relations Dept., P. O. Box 1342, Brentwood, NY 11717, 1-866- 321-8022. You may also contact our Assistant Corporate Secretary, Kristy Adams Alfieri, for assistance at the address and telephone number shown on page one of this proxy statement; or

•	submitting a later dated proxy by telephone or the internet; or

•	by attending the virtual meeting, withdrawing your proxy, and voting online.
However, your attendance at the virtual meeting will not automatically revoke your proxy unless you properly vote at the virtual meeting or specifically request that your proxy be revoked by delivering a written notice of revocation to the Company's secretary at 20 Lower Main St., Morrisville, VT 05661.
“Street name” shareholders of our common stock who wish to vote their shares will need to contact their nominee holder to obtain appropriate instructions in order to allow our transfer agent to validate their authority to vote their shares directly at the meeting.   Street name shareholders are shareholders who hold their common stock indirectly, through a bank, broker or other nominee.

What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, your shares are registered differently in more than one account (for example, “John Doe” and “J. Doe”). To ensure that all your shares are voted, you should complete, sign and return all proxy cards. To facilitate voting at future meetings, we encourage you to register all your accounts in the same name and address. You may do so by contacting our transfer agent, Broadridge Corporate Issuer Solutions, Inc., at the following address or toll free telephone number: Broadridge Corporate Issuer Solutions, Inc. , Attn: Investor Relations Dept., P. O. Box 1342, Brentwood, NY 11717, 1-866- 321-8022. You may also contact our Assistant Corporate Secretary, Kristy Adams Alfieri, for assistance at the address and telephone number shown on page one of this proxy statement.

What is a broker nonvote?
Under stock exchange rules governing brokerage industry practices, a broker may generally vote the shares it holds for customers on routine matters, but requires voting instructions from the customer on other, nonroutine matters. Whether a matter is considered routine or non-routine is determined under applicable stock exchange rules. A broker nonvote occurs when a broker votes less than all of the shares it holds of record for any reason, including with respect to nonroutine matters where customer instructions have not been received. The “missing” votes in such a case are broker nonvotes.
Please note that under applicable brokerage industry rules for broker voting of shares, all director elections, whether or not contested, are considered nonroutine. Therefore, a broker may not vote its customer's shares in the election of directors (Proposal 1) without specific instructions from the beneficial owner. If you hold your shares through a broker, please be sure to follow your broker's instructions on how to direct the voting of your shares at the annual meeting.
The ratification of the appointment of the Company's independent auditors is considered to be a routine matter for purposes of a broker's discretionary voting authority under current stock exchange rules. Therefore, a broker may vote uninstructed shares on Proposal 2 under its discretionary authority.

What constitutes a quorum for purposes of the annual meeting?
The presence at the annual meeting in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business. For this purpose, presence "in person" means online participation in the virtual meeting. Proxies voted at the meeting, including those marked as “WITHHOLD” on the election of directors (Proposal 1) or "ABSTAIN" on the ratification of the appointment of the independent auditors (Proposal 2) will be treated as present at the meeting for purposes of determining a quorum.
Broker nonvotes are counted for determining a quorum to convene the meeting and for voting on routine matters (such as ratification of the appointment of the independent auditors) since the broker is entitled to vote those shares under its discretionary authority. On any matter considered to be nonroutine (such as the election of directors) broker nonvotes are not considered shares entitled to be voted by the broker, and therefore would not be counted for determining whether a quorum is present to vote on such matters.

What vote is required to approve matters at the annual meeting?
The election of directors (Proposal 1) will require the affirmative vote of a plurality of the votes cast. That means that the nominees who receive the highest number of vote totals for the number of vacancies to be filled will be elected as directors. Therefore, a vote to WITHHOLD authority from voting on any nominee will not affect the outcome of the election unless there are more nominees than there are vacancies to be filled.
Ratification of the appointment of the Company's independent auditors (Proposal 2) will require that more votes be cast FOR the proposal than AGAINST. Therefore, abstentions will not affect the outcome of the vote on Proposal 2.
If any other matter should be presented at the meeting, approval of such matter would generally require that more votes be cast in favor than opposed; abstentions and broker nonvotes would not affect the outcome. Management of the Company is not aware at this time of any matter that may be submitted to vote of the shareholders at the annual meeting other than the election of directors and ratification of the appointment of the independent auditors.

Do broker nonvotes affect the outcome of the shareholder votes on Proposals 1 and 2?
Because the election of directors (Proposal 1) is not the subject of an election contest and is by plurality vote, broker nonvotes at the annual meeting will not affect the outcome of the election of directors.
Broker nonvotes are not considered to be “votes cast” and therefore will not affect the outcome of the votes on approval of the ratification of the appointment of independent auditors (Proposal 2).

How does the Board recommend that I vote my shares?
The Board of Directors recommends that you vote FOR Proposal 1 to set the number of directors for the ensuing year at nine and to elect each of the nine nominees listed in this proxy statement; and FOR ratification of the appointment of the independent accounting firm of Berry Dunn McNeil & Parker, LLC as the Company's external auditors for 2020 (Proposal 2).
If you vote by proxy card, your shares will be voted in the manner you indicate on the proxy card. If you sign and return your proxy card but do not specify how you want your shares to be voted, the persons named as proxy holders on the proxy card will vote your shares FOR each of the nominees for director and FOR Proposal 2 and in accordance with the recommendations of the Board of Directors on any other matters that may be presented for vote of shareholders at the meeting.

How are proxies solicited?
Proxies are being solicited by mail and by internet posting of our proxy materials. Proxies may also be solicited by directors, officers or employees of the Company or our wholly-owned subsidiary, Union Bank (“Union” or the “Bank”), in person or by telephone, facsimile, or electronic transmission. Those individuals will not receive any additional compensation for such solicitation.

Who pays the expenses for soliciting proxies?
The Company pays the expenses for soliciting proxies for the annual meeting. These expenses include costs relating to preparation, mailing and returning of proxies. In addition, we may reimburse banks, brokers or other nominee holders for their expenses in sending proxy materials to the beneficial owners of our common stock.

SHARE OWNERSHIP INFORMATION
Share Ownership of Management and Principal Holders
The following table shows the number and percentage of outstanding shares of the Company's common stock owned beneficially as of March 27, 2020 by:

•	each incumbent director of the Company;

•	each executive officer named in the 2019 Summary Compensation Table included elsewhere in this proxy statement;

•	all of the Company's directors and executive officers as a group; and

•
each person (including any “group,” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), known to the management of the Company to own beneficially more than 5% of the Company's outstanding common stock.

Except as otherwise indicated in the footnotes to the table, the named individuals possess sole voting and investment power over the shares listed.

Shareholder or Group	Shares Beneficially Owned		Percent of Class
Directors and Executive Officers
Joel S. Bourassa	281		*
Steven J. Bourgeois	2,138	(1)	*
Dawn D. Bugbee	1,672		*
Jeffery G. Coslett	7,658	(2)	*
John M. Goodrich	1,238		*
Karyn J. Hale	3,533	(3)	*
Nancy C. Putnam	1,638	(4)	*
Timothy W. Sargent	2,043		*
David S. Silverman	22,281	(5)	*
John H. Steel	8,138	(6)	*
Schuyler W. Sweet	4,138	(7)	*
Cornelius J. Van Dyke	2,513	(8)	*

All Directors and Executive Officers as a Group
(12 in number)	57,271		1.28

5% or more Shareholders
Richard C. Sargent	488,555	(9)	10.92
Susan Hovey Mercia	392,076	(10)	8.77
Walter M. Sargent Revocable Trust	262,113	(11)	5.86
____________________

*	Denotes less than one percent (1%) of class.

(1)	Mr. Bourgeois has shared voting and investment power over all shares listed. All of such shares are held in the Bourgeois Family Trust.

(2)	Mr. Coslett has shared voting and investment power over 7,658 of the shares listed.

(3)	Ms. Hale has shared voting and investment power over 2,033 of the shares listed. Includes 1,500 shares Ms. Hale has the right to acquire under presently exercisable incentive stock options.

(4)	Ms. Putnam has shared voting and investment power over all of the shares listed.

(5)
Mr. Silverman has shared voting and investment power over 18,281 of the shares listed. Includes 1,000 shares held in an IRA for the benefit of Mr. Silverman's wife. Includes 3,000 shares Mr. Silverman has the right to acquire under presently exercisable incentive stock options.

(6)	Mr. Steel has shared voting power over 7,138 of the shares listed. Includes 1,000 shares held in an IRA for the benefit of Mr. Steel's wife.

(7)	All shares are held in the Schuyler W. Sweet 2000 Revocable Trust, of which Mr. Sweet is settlor and trustee.

(8)
Includes 2,113 shares held in the Cornelius J. Van Dyke Revocable Trust of which Mr. Van Dyke is settlor and trustee and 400 shares held in the Carol Phillips Hillman Revocable Trust, of which Mr. Van Dyke's wife is settlor and trustee.

(9)
Mr. Sargent has shared voting power over 488,555 of the shares listed. The total includes 162,000 shares held by the Copley Fund, a charitable trust of which Mr. Sargent serves as co-trustee. Mr. Sargent does not have any beneficial interest in the fund and disclaims beneficial ownership of all 162,000 shares held by the fund. The total also includes 262,113 shares held by the Walter M. Sargent Revocable Trust, of which Mr. Sargent and members of his family are beneficiaries and of which he is one of three co-trustees.

(10)	Ms. Mercia has shared voting and investment power over all 392,076 of the shares listed.

(11)
All 262,113 shares are included in the share total disclosed elsewhere in this table as beneficially owned by Richard C. Sargent, who is one of three co-trustees of the Trust and of which he and members of his family are beneficiaries.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and ten percent or more shareholders to file electronically with the Securities and Exchange Commission (“SEC”) reports of their ownership and changes in ownership of the Company's equity securities. Based solely on its review of Section 16 reports filed electronically or on written representations from certain reporting persons that no filings were required for them, the Company believes that during 2019 all Section 16(a) filing requirements applicable to its officers, directors and ten percent or more shareholders were timely complied with, except for the following: a late filed Form 4 report for each of the three executive officers listed in the 2019 Summary Compensation Table, following the final calculation as of December 31, 2019 of the number of shares of common stock underlying an award to each such officer of restricted stock units subject to time based vesting conditions.

PROPOSAL 1: TO ELECT DIRECTORS
The Company's Amended and Restated Articles of Association and Bylaws provide for a Board of at least three directors, with the exact number to be fixed by the shareholders at each annual meeting. The Board of Directors currently consists of ten individuals and the Board has recommended that the number of directors be decreased to nine for the ensuing year and that all of the incumbent directors, other than Schuyler Sweet, stand for re-election to a one year term. After 12 years of service on our Board, including serving as the Compensation Committee Chair and a member of the Audit Committee, Director Sweet will retire from the Board at the annual meeting. Accordingly, the shareholders are being asked to fix the number of directors for the ensuing year at nine, or such lesser number as circumstances require should any of the nominees be unable to serve, and to elect each of the nine nominees listed below to a one year term.

The table below contains certain biographical information about each of the nine incumbent directors standing for reelection to the Board. Additional biographical information for each of them is set forth following the table under the caption “Director Qualifications.”

Name and Age	Served as Director Since (1)	Principal Occupation for Past Five Years

Joel S. Bourassa, 62	2019	General Manager, Attitash Mountain Village; 2019 - present Bartlett, NH Previously, Regional Director of Resorts, Vacation Resorts International Lincoln, NH

Steven J. Bourgeois, 71	2005	Chief Executive Officer and Principal Owner, Strategic Initiatives for Business LLC (business consulting) St. Albans, VT

Dawn D. Bugbee, 63	2016	Retired Previously, Vice President and Chief Financial Officer, Green Mountain Power Corporation Colchester, VT

John M. Goodrich, 70	2014
Retired
Previously, Chief Executive Officer, Superior Technical Ceramics Corporation; 2017 - 2019
St. Albans, VT
Previously, Vice President of Production of the Americas of Weidmann Electrical Technology
St. Johnsbury, VT

Nancy C. Putnam, 64	2018	Retired Previously, CPA, Marckres Norder & Company, Inc. (accounting firm) Morrisville, VT

Timothy W. Sargent, 44	2011	Attorney at Law, Sargent Law Office, PLLC Morrisville, VT

David S. Silverman, 59	2011	President and Chief Executive Officer Union Bankshares, Inc. and Union Bank Morrisville, VT

John H. Steel, 70	2002	Owner, President and Treasurer, Steel Construction, Inc. Stowe, VT

Cornelius J. Van Dyke, 66	2010	Search and Rescue Coordinator, Vermont Department of Public Safety; 2013 - present Previously, President and General Manager, Golden Eagle Resort Waterbury, VT
____________________

(1)	Each incumbent director is also a director of Union Bank; years of service do not include any prior years of service on the Board of Union Bank.

Director Qualifications
Community banking is about being a good member of the communities we serve and providing quality customer service and products, while ensuring that the interests of our stockholders and employees are satisfied and our regulatory requirements are met. The Company's Board meets at least quarterly, and Union Bank's Board meets semi-monthly, to strategize, guide and monitor the activities of the Bank to achieve these goals. We rely on our directors for their strategic vision, business acumen and knowledge of local markets and opportunities. All of our directors live or work in the communities we serve and bring a unique set of talents, perspectives and backgrounds to our Board. They have been active members in organizations of their choice and interest over their lifetimes, usually in a leadership position, which has added to their reputations as respected individuals. Our directors include long-standing members of the Board who have served through many economic cycles, technological advancements, regulatory changes and periods of Company growth.
The information below summarizes the specific experience, qualifications, attributes and skills that led our Board to conclude that the individual should serve on the Company's Board. We believe that in their professional and personal lives and through their Board service, each has demonstrated sound judgment, leadership capabilities, high ethical standards and a strong commitment for service to the Company.

Joel Bourassa joined the Company's Board in 2019 and has served on Union Bank's Board since June 2018. During 2019, Joel became the General Manager at Attitash Mountain Village in Bartlett, New Hampshire, and was previously the Regional Director of Resorts for Vacation Resorts International, with responsibilities that include the management oversight of resort properties in Lake Placid, New York, Stowe, Vermont and two entities in Lincoln, New Hampshire. Joel formerly served as the International Director for the Ski New Hampshire Association. He received his undergraduate degree in business administration/marketing from Southern New Hampshire and Plymouth State Universities. Joel previously served as Chair of both the Board of Selectman for the Town of Woodstock, New Hampshire and the Board of Trustees for Lincoln-Woodstock Ambulance Service. He also served as President of the Lincoln-Woodstock Rotary Club, was a founding member and Board of Directors for The Bridge Project, a community service organization in the Lincoln-Woodstock area, and is a past President of the Lincoln-Woodstock Chamber of Commerce. Joel has previously served on the Union's Northern New Hampshire Advisory Board and currently serves on Union's Asset Management Group Committee His years of experience in the tourism business in New Hampshire and years of community service in Lincoln and Woodstock, New Hampshire provide valuable knowledge and insight to the Board.

Steven Bourgeois began his career in banking in 1969. He served as the President and Chief Executive Officer (“CEO”) of Franklin Lamoille Bank in St. Albans, Vermont from 1991 to 2001 when the bank's parent Company was acquired. He continued as Regional President of Banknorth until 2002 and as an Advisory Board member until 2004. He is the owner and CEO of Strategic Initiatives for Business LLC, a business consulting firm he founded in 2002. Steve served as an officer/board member of the Vermont Economic Development Authority from 1988 to 2016, as a member of the Governor's Council of Economic Advisors from 2002 to 2010, and on many statewide councils at the Governor's request. Steve has numerous other business, community, civic and banking industry group memberships in Vermont and Franklin County. He joined the Company's Board in 2005, and is the Chair of the Audit Committee. Steve is the designated “audit committee financial expert” as defined by the regulations of the SEC, and is also the Audit Committee representative on the Company's Disclosure Control Committee. He is also a member of Union's St. Albans Advisory Board. Steve's many years of experience in Vermont community banking, including as a community bank CEO, and his financial knowledge and expertise provide an important contribution to the Board.

Dawn Bugbee joined the Company's Board in 2016 and has served on Union Bank's Board since 2015. She retired in December 2019 as a Vice President and Chief Financial Officer for Green Mountain Power Corporation, which prior to its acquisition in 2007 by Gaz Metro, L. P. was a publicly-traded, SEC reporting company. Prior to March 2006 she was the Chief Financial officer at Northwestern Medical Center (NMC) in St. Albans, Vermont. She is a certified public accountant (CPA) and holds a Bachelor of Science degree from Castleton University. She is an active member in the local community serving on the Board of Directors and finance committees at NMC and Goodwill of Northern New England. Dawn is a past Trustee of Champlain College in Burlington, a gubernatorial appointee to the Vermont Education and Health Building Financing Agency (VEHBFA), a Board member of United Way of Chittenden County and a Rotarian in the St. Albans and Colchester Rotary clubs. Dawn's years of experience as Chief Financial Officer and knowledge of SEC reporting requirements add valuable strength to the Board. Dawn serves on the Company's Compensation and Audit Committees.

John Goodrich joined the Company's Board in 2014 and has served on Union Bank's Board since 2013. During 2019, John retired from the CEO position at Superior Technical Ceramics, in St. Albans where he had also previously served as an advisory board member. John previously served as Vice President of Production for Americas for Weidmann

Electrical Technology in St. Johnsbury prior to his retirement from that position in 2015. John is very active in the community, currently serving on Board of Trustees and the executive committee of Northeastern Vermont Regional Hospital in St. Johnsbury, and having previously served on the St. Johnsbury School Board for seven years and on the Planning Commission for five years. John also participated in the writing of the St. Johnsbury Town Plan. He is a past member of the Board of Directors of Central Vermont Public Service Corporation, and was a Director of the Associated Industries of Vermont (AIV) for many years. John remains active in the Vermont political process at the local and state levels and was appointed by then Vermont Governor Jim Douglas to first serve on and then chair the state's Commission for the Future of Economic Development. John's considerable experience in management of a large business enterprise and his knowledge of one or our important local markets, adds valuable strength to the Board. John also serves as the Vice Chairman of the Company's Compensation Committee.

Nancy Putnam joined the Company's Board in 2018 has served on Union Bank's board since 2017. During 2017 Nancy retired from Marckres Norder and Company, an accounting firm in Morrisville, where she practiced as a CPA for 21 years. Prior to this, Nancy was Vice President and Trust Officer for the former Franklin Lamoille Bank in Morrisville, Vermont. Nancy is active in the community, having served on the executive, compensation, and finance committees of the Board of Trustees of Copley Hospital, where she previously served as Board chair for two years. Nancy is a past member of the finance committee for the Town of Cambridge and volunteered with the Smuggler's Notch Adaptive Ski Program and serves as Treasurer of the Cambridge Food Shelf. Nancy's considerable experience as a CPA and previous community bank experience add valuable insight to our Board. Nancy currently serves as Chair of Union's Asset Management Group Committee and also serves on the Company's Audit Committee.

Timothy Sargent joined the Company's Board in 2011 and was elected Vice Chairman in 2019. Tim has served on Union Bank's Board since 2010. Tim holds a law degree from Vermont Law School (South Royalton, Vermont) and a Bachelor of Science from Bates College (Lewiston, Maine). Tim practices law in Morrisville, Vermont at Sargent Law Office, PLLC and has been with the firm for seventeen years . He is an active member in the local community and cares very deeply about the economic health and vitality of the region. Tim recently served on the Board of Directors for the "start up" Morrisville Food Cooperative and currently sits on the Ron Terrill Scholarship Fund, which awards annual college scholarships to local graduating high school students. In addition, he served more than eight years as a Trustee on the Morrisville Water & Light Department and served as a Rotarian on the Morrisville Rotary Club of which he is a past President. The Company values Tim's legal insights, knowledge of local businesses and perspectives. Tim serves on the Company's Audit Committee.

David Silverman became President of the Company and the Bank on April 1, 2011 and CEO of both in May 2012. He was appointed to the Bank's Board of Directors in November 2010 and elected to the Company's Board at the 2011 annual meeting. David has been with the Bank for 33 years and before becoming President, served in many capacities, including as Vice President of the Company and Senior Vice President and Senior Loan Officer of the Bank. David has been active in the community having served as a Commissioner of the Hardwick Electric Department, and on the Boards of the Stowe Area Association, Lamoille County Mental Health Services, the Morristown Development Review Board and the Lamoille Economic Development Corporation. He also served as Chair of the Board of Community Health Services of the Lamoille Valley for eight years and on the Executive Committee of the Vermont Bankers Association. He is currently serving as Vice Chair of the Copley Hospital Board of Trustees and as Trustee of the Vermont State College system. David serves on the Bank's Asset Management and 401K Committees and all three of Union's local Advisory Boards. David's many years of service to the Company in various positions, and his day to day leadership since becoming CEO in 2012 provide the Board with the benefit of his thorough knowledge of the Company's business operations, markets and strategic challenges and opportunities.

John Steel founded Steel Construction in Stowe, Vermont in 1981 and is now one of the premier builders in Stowe. He holds a degree in Business Administration from the University of Denver. John has been a leader in many civic organizations in Stowe. He is a member of the Lamoille Region Chamber of Commerce and the Homebuilders and Remodelers Association of Vermont. He previously served as a member-at-large of the Copley Hospital Board of Trustees, serving on its executive, finance and compensation committees, and served as Chair of the Copley Woodlands Board, and as a member of the Copley Hospital Construction Advisory Board. His business, trust and investment knowledge brings valuable insight to the Board. John is one of our longest serving board members having joined the Board in 2002, and serves on the Company's Compensation Committee, as well as on Union's Asset Management Group and 401K Committees. He has also served as Secretary of the Company since 2010.

Neil Van Dyke from Stowe, Vermont joined the Board in 2010 and was elected Chair of the Board in May 2019. He had previously served as Vice Chair since 2016. Neil adds a unique perspective to the Company's complement of Board members as a previous long-time owner of a large resort property in Stowe. He joined the staff of the Golden Eagle Resort in 1979 and served as its President and was a co-owner until its sale in September of 2014. In 2013, Neil became the Search and Rescue Coordinator for the Vermont Department of Public Safety. He holds a Bachelor of Arts degree from Dartmouth College and a Master of Science with a concentration in recreation management from SUNY College of Environmental Science and Forestry. Neil was actively involved on the board of the Stowe Area Association 1982 through 2014, and is the founder of Stowe Mountain Rescue, where he has been a team leader since 1980. He has also served as a member of the Stowe Select Board since 2010. Neil served as a director of the Franklin Lamoille Bank and on the Vermont advisory board of Banknorth from 1998 until 2006. Neil's extensive education and experience in the travel and tourism business, which is an important business segment in our markets, as well as his prior bank board involvement, add further depth to our Board. In addition to serving as Board Chair, he also serves on the Company's Compensation Committee.

Director’s Compensation
Directors’ fees, committee fees and advisory board member fees for service on the Boards of the Company and Union are determined annually by the Company’s Board of Directors, upon recommendation of the Compensation Committee. The appropriateness of the fees paid and the fee structure are reviewed on a periodic basis by the Compensation Committee (“Committee”) or the Company’s Board based on published surveys, consultant recommendations and available information on the director compensation practices of other financial institutions.
In setting director compensation, the Compensation Committee and Board are guided by the framework outlined in the Company’s Director and Advisory Board Compensation Policy (the “Director Compensation Policy”). As described below, for 2019 director compensation consisted of cash payments and, for the first time, an equity award.
Director fees paid in cash for 2019 services consisted of a mix of retainers and Board and committee meeting fees. The schedule of fees in effect during 2019 for our nonemployee directors was as follows:

2019 Company Director Fees		2019 Bank Director Fees
Annual Retainer	$10,660	Annual Retainer	$8,200
Board Chair Additional Retainer	5,000	Board Chair Additional Retainer	5,000
Vice Chair Additional Retainer	1,000	Vice Chair Additional Retainer	1,000
Audit Committee Meeting Fee	440	Board Meeting Fee	805
Audit Committee Chair Retainer	2,500	Asset Management Meeting Fee	175
Disclosure Control Meeting Fee	1,000	Asset Management Chair Retainer	1,000
Compensation Committee Meeting Fee	415	Pension Committee Meeting Fee	175
Compensation Committee Chair Retainer	2,500	401(k) Committee Meeting Fee	150
		Special Meetings - All Day	800
		Special Meetings - 1/2 Day	415
		Education and Training - All Day	400
		Education and Training - 1/2 Day	200

In 2018, Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent outside consulting firm specializing in Board and executive compensation conducted an analysis of our Board compensation practices. Following that analysis, Pearl Meyer recommended, and the Company Board approved, the implementation of an annual equity retainer to bring total director compensation more in line with peer financial institutions. Accordingly, equity compensation is now referred to in the Company’s Director Compensation Policy as an element of overall compensation for our non-employee Directors.
In accordance with the Company’s Director Compensation Policy and as permitted under the terms of the 2014 Equity Incentive Plan (“Plan”), equity compensation was awarded to the Company’s non-employee directors in 2019 in the form of Restricted Stock Units (RSUs). Each RSU awarded represents the right to receive one share of the Company’s common stock at the end of the vesting period, which expires on May 19, 2020. The number of RSU’s awarded was calculated using a dollar amount of $5,000, divided by the closing price of the Company stock on the May 15, 2019 grant date ($36.36 per share). This resulted in an equity award of 138 RSUs to each nonemployee director of the Company, pro-rated for any partial year of service. On the May 19, 2020 vesting date, the RSUs will be settled in Company common stock on a 1-to-1 basis. Unvested RSUs will be forfeited in the event the non-employee director terminates service as a Company director prior to the vesting date, other than in the event of his or her disability or death, as provided under the terms of the award. No separate equity award was made for service on the Board of Union Bank.
Company and Union directors are eligible to participate in the Executive Nonqualified Excess Plan, a nonqualified defined contribution plan which permits participants to elect to defer receipt of current cash compensation from the Company or Union in order to provide retirement or other benefits as selected in the individual adoption agreements. During 2019, Ms. Bugbee elected to defer all of her Company and Union cash director fees. Additional information about the plan is contained elsewhere in this proxy statement under the caption “EXECUTIVE COMPENSATION - Deferred Compensation Plans.” Deferred fees are reflected as Fees Earned or Paid in Cash in the 2019 Director Compensation Table below.
The Company and Union also maintain the 2008 Amended and Restated Nonqualified Deferred Compensation Plan, a defined benefit plan which was closed to new participants in 1998 and closed to new deferrals in 2004. The plan was amended and restated in 2008 in order to comply with the provisions of Section 409A of the Internal Revenue Code. During 2019, one of our current nonemployee directors received an annual payout under the plan, and is entitled to future annual payments. Promised benefits under the plan constitute general unsecured claims, as no assets of the Company have been segregated to meet the Company’s payment obligations under the plan. However, the Company and Union have jointly purchased insurance on the lives of the participants for the purpose of recouping, in the future, benefit payments made under the plan.
The following table lists the annual compensation paid to or earned during 2019 by the Company’s nonemployee directors for service on the Boards of the Company and Union:
2019 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($)(3)(4)	Total ($)

Joel. S. Bourassa	$33,388	$2,945	$0	$36,333
Steven J. Bourgeois	$48,615	$5,018	$3,420	$57,053
Dawn D. Bugbee	$45,165	$5,018	$0	$50,183
Kenneth D. Gibbons	$20,865	$0	$0	$20,865
John M. Goodrich	$43,770	$5,018	$2,850	$51,638
Nancy C. Putnam	$44,015	$5,018	$0	$49,033
Timothy W. Sargent	$43,482	$5,018	$0	$48,500
John H. Steel	$46,750	$5,018	$0	$51,768
Schuyler W. Sweet	$47,930	$5,018	$2,850	$55,798
Cornelius Van Dyke	$51,517	$5,018	$0	$56,535
____________________

(1)
Includes fees paid to the named individuals for service on the Boards of Directors and committees of both the Company and Union Bank throughout 2019, except for Mr. Gibbons, whose annual cash retainers for his service on the Company’s and Bank’s Boards were prorated for partial year service from January through May 15, 2019 when he retired, and for Mr. Bourassa, whose annual cash retainer and RSU award were prorated from the time of his election to the Company’s Board in May, 2019. Director fees earned by President and CEO David Silverman during 2019 for service on the Company's Board are disclosed in the 2019 Summary Compensation Table. Mr. Silverman did not earn fees for serving on the Board of Union Bank or its Advisory Board.

(2)
Represents the number of RSUs granted multiplied by the closing price of the Company's common stock on the grant date (May15, 2019) as reported on the NASDAQ Stock Market. All of such RSUs will be settled in common stock upon expiration of the vesting period on May 19, 2020. Each of the listed individuals received a grant of 138 RSUs on the grant date except for (i) Mr. Bourassa, who received a prorated grant of 81 RSUs reflecting a partial year of Board service, and (ii) Mr. Gibbons, who retired from the Board prior to the RSU grant. As of December 31, 2019, the RSU grants reflected in the table were the only outstanding equity awards held by the named individuals.

(3)
Does not include annual benefit payments paid to nonemployee directors under the Company's 2008 Amended and Restated Nonqualified Deferred Compensation Plan, attributable to compensation deferrals in prior years, or earnings on deferred compensation under such plan or under the Company’s Executive Nonqualified Excess Plan, as such earnings were not paid or accrued at an above market or preferential rate.

(4)	Represents Union regional advisory board fees.

Attendance at Directors' Meetings
During 2019, the Company's Board of Directors held 12 regular meetings and no special meetings. All incumbent directors attended 92% of all such meetings and meetings of Board committees of which they were members. In addition to serving on the Company's Board, each of the Company's directors also serves on Union Bank's Board, which meets twice monthly.

Director Independence
The Board of Directors has determined that each of the incumbent directors is independent within the meaning of The NASDAQ Stock Market LLC ("NASDAQ") rules for listed companies, except President and CEO David Silverman due to his status as a current employee and executive officer of the Company. Under these rules, factors that cause a director to be considered not independent include the existence of a material relationship with the listed company that would interfere with the exercise of independent judgment. An employment relationship with the Company or the Bank within the past three years is deemed to constitute such a material relationship.

Related Party Transactions
Certain of our directors and executive officers, as well as members of their immediate families and the companies, organizations, trusts, and other entities with which they are associated, are, or during 2019 were, also customers of Union Bank in the ordinary course of business. As permitted by applicable law, these persons may have had loans outstanding during 2019, and it is anticipated that these persons and their associates will continue to be customers of and indebted to Union Bank in the future. All of these loans were made in the ordinary course of business, and did not involve more than normal risk of collectability or present other unfavorable features, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unaffiliated persons and, where required by law, received prior approval by Union Bank’s Board of Directors. At December 31, 2019, these loans totaled approximately $1.3 million. None of these loans to directors, executive officers, or their associates are past due, in a nonperforming status, or have been restructured to provide a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower.

Board Committees and Corporate Governance
As further described below, the Company's Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. The Company does not have a standing nominating committee; rather, as described below all independent directors on the Board serve the function of such a committee.
Audit Committee. The Audit Committee comprises Directors Steven Bourgeois (Chair), Dawn Bugbee, Nancy Putnam, Timothy Sargent and Schuyler Sweet. NASDAQ rules for listed companies and applicable securities laws require that the Company have an Audit Committee consisting of at least three directors, each of whom is independent. NASDAQ rules also require that all members of a listed company's audit committee be able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement, and require that at least one member of the committee qualify as “financially sophisticated,” based on past employment experience in finance or accounting, professional accounting certification or other comparable experience or background. Similarly, SEC rules require that at least one member of a listed company's audit committee qualify as a “financial expert.” The Board of Directors, in its discretion, and based on all of the information available to it, has determined that each of the members of the Audit Committee is independent under applicable legal standards, that each is able to read and understand fundamental financial statements and that Mr. Bourgeois, with his extensive bank management experience, including formerly as a community bank President and CEO, is “financially sophisticated” within the meaning of the NASDAQ rules and is an “audit committee financial expert” within the meaning of applicable SEC rules.
The Audit Committee is responsible for selecting the independent auditors and determining the terms of their engagement, for reviewing the reports of the Company's internal and external auditors, for monitoring the Company's adherence to accounting principles generally accepted in the United States of America and for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of the Company and its system of internal controls. In addition, the Audit Committee has established procedures for the confidential reporting of complaints (including procedures for anonymous complaints by employees) on matters of accounting, auditing or internal controls. A copy of the Audit Committee's charter, as revised most recently in 2019, is posted on the Investor Relations page of the Company's website at www.ublocal.com.
During 2019, the Company's Audit Committee met seven times. A report of the Audit Committee on its 2019 activities is included elsewhere in this proxy statement under the caption “AUDIT COMMITTEE REPORT.”

Compensation Committee. The Compensation Committee comprises Directors Schuyler Sweet (Chair), Dawn Bugbee, John Goodrich, John Steel, and Neil Van Dyke. The Board has determined that each of such directors is independent under applicable NASDAQ rules for listed companies. The Compensation Committee evaluates, reviews and makes decisions or recommendations to the Board of Directors on executive salary levels, bonuses, equity-based compensation, including stock option and restricted stock unit awards, and benefit plans. The Committee also annually reviews our director compensation program and makes recommendations to the Board regarding any changes. A copy of the Compensation Committee's charter, as revised most recently in 2020, is posted on the Investor Relations page of the Company's website at www.ublocal.com.
During 2019, the Compensation Committee met twelve times. A report of the Compensation Committee on its 2019 activities is set forth elsewhere in this proxy statement under the caption “COMPENSATION COMMITTEE REPORT.”

Board Nominating Functions. In lieu of a separate committee, the functions of a nominating committee are performed by all of the Company's independent directors (all directors other than Mr. Silverman who is not considered independent due to his current position as an executive officer of the Company and Union Bank). The Board has elected not to establish a separate nominating committee at this time in order to obtain the widest possible input on the nominations process from all of the independent, nonmanagement directors.
The independent directors have adopted a resolution addressing the process for director nominations, including recommendations by shareholders and minimum qualifications for director nominees. In accordance with these criteria, directors and director candidates should possess the following attributes:

•	Strong personal integrity;

•	Previous leadership experience in business or administrative activities;

•	Ability and willingness to contribute to board activities, committees, and meetings;

•	Willingness to apply sound and independent business judgment;

•	Loyalty to the Company and concern for its success;

•	Awareness of a director's role in the Company's corporate citizenship and image;

•	Willingness to assume broad, fiduciary responsibility;

•	Willingness to become familiar with the banking industry and regulations;

•	Familiarity with the Company's service area; and

•	Qualification as an independent director under applicable NASDAQ rules for listed companies.

Although the Board does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the director nomination process is designed to ensure that the Board consists of members with diverse backgrounds and viewpoints, including diversity of skills and experience, with a focus on appropriate financial and other expertise relevant to the Company's business, as well as geographic location throughout our market area and community service. The goal of this process is to assemble a group of directors with deep, varied experience, sound judgment, personal integrity and commitment to the Company's success. For a discussion of the individual experience and qualifications of our directors, please refer to the section above under caption “Director Qualifications.”
In reviewing the composition of the Board, the directors are also mindful of the requirement that at least a majority of the directors must be independent under NASDAQ criteria for listed companies, and of the requirement under SEC rules and NASDAQ listed company criteria that at least one member of the Audit Committee must have the qualifications and skills necessary to be considered an “audit committee financial expert.”
The process followed by the independent directors to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and, if warranted following preliminary evaluation, interviews of selected candidates.
All nominees for election at the annual meeting, each of whom is an incumbent director of the Company, were deemed by the independent directors to meet the criteria for Board membership.
During 2019, the independent directors met twice to perform their nominating functions.

Board Leadership Structure and Role in Risk Oversight
The Company currently has a Chairman of the Board separate from the CEO. Our commitment to independent oversight is demonstrated by the fact that, except for President, CEO and Director David Silverman, all of our directors are considered independent. The Board believes that its structure, with a nonemployee Chairman providing leadership, helps to ensure that the Board discharges its independent oversight function by enabling nonemployee directors to raise issues and concerns for Board consideration without immediately involving management. The Chairman presides at meetings of the Board, including executive sessions and also serves as a liaison between the Board and senior management. Separation of the positions of Chairman and CEO permits the CEO to better focus on his management responsibilities and on expanding and strengthening our franchise. While the CEO’s leadership role is respected as to the day-to-day management and operations of the Company and the Bank, the Chairman’s independence provides meaningful and appropriate oversight in fulfilling the fiduciary responsibilities of the Board and representing the interests of the Company’s stockholders.
Risk is inherent in every business, particularly financial institutions. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk, reputation risk and cyber risk. As a one-bank holding company much of our risk management process takes place at the Bank level, where all of the Company's incumbent directors also serve on the Bank's Board. Union Bank's enterprise-wide risk management processes are designed to bring to the Board's attention material risks and to facilitate the Board's understanding and evaluation of those risks, as well as its decision-making process in overseeing how management addresses them.
The Board performs its risk oversight function in several ways. The Board establishes standards for risk management by approving policies and procedures that address and mitigate the Company's most material risks. These include policies addressing credit and investment risk, interest rate risk, liquidity risk, risks relating to Bank Secrecy Act/Anti-Money Laundering compliance, and risks related to emergency situations. The Board also monitors, reviews and reacts to our risks through various reports presented by management, internal and external auditors and bank regulatory examiners.
In addition, Board committees, both at the Bank and Company Board level, provide risk oversight in discrete areas. In particular, at the holding company level the Audit Committee plays a central role in risk oversight of the Company's accounting, auditing and financial reporting practices and its system of internal controls. A description of the Audit Committee's 2019 activities is contained elsewhere in this proxy statement under the caption “AUDIT COMMITTEE REPORT.”

Codes of Ethics
The Board expects all of its directors, officers and employees to maintain the highest standards of professionalism and business ethics. All directors, officers and employees are required to adhere to the Company's Code of Ethics, which is contained in the Union Bank Employee Handbook. In addition, President and CEO David Silverman and Treasurer and CFO Karyn Hale are subject to a separate Code of Ethics for Senior Financial Officers and the Chief Executive Officer. Copies of both Codes of Ethics are posted on the Investor Relations page of the Company's website at www.ublocal.com.

Shareholder Recommendations for Board Nominations
Shareholders of record wishing to recommend individuals to the independent directors for consideration as possible director nominees should submit the following information, in writing, at least ninety days before the annual meeting of shareholders:

•	the name, address and share ownership of the shareholder making the recommendation;

•	the proposed nominee's name, address, biographical information and number of shares beneficially owned (if available); and

•	any other information that the recommending shareholder believes may be pertinent to assist in evaluating the nominee.

The information should be delivered in person to the Assistant Corporate Secretary, Kristy Adams Alfieri, at the main office of Union Bank, 20 Lower Main Street, Morrisville, Vermont, or mailed to: Chairman, Union Bankshares, Inc., P.O. Box 1346, Morrisville, VT 05661. The independent directors will use the same criteria to evaluate an individual recommended by a shareholder as they do other potential nominees. The recommending shareholder will be notified of the action taken on his or her recommendation.
Any beneficial owner of shares who is not a shareholder of record who wishes to recommend a person for consideration as a board nominee must make appropriate arrangements with such owner's nominee (record) holder to submit the recommendation through such nominee.
During the course of evaluating a potential nominee, the independent directors may contact him or her for additional background and other information as they deem advisable, and may choose to interview the potential nominee in an effort to determine his or her qualifications under the specified criteria, as well as his or her understanding of director responsibilities. The independent directors will then determine if they will recommend the nominee to the shareholders. No person will be nominated unless he or she consents in writing to the nomination and to being named in the Company's proxy statement and agrees to serve, if elected.

Attendance at Annual Meeting of Shareholders
The Board of Directors has adopted a policy stating that incumbent directors are expected to attend the annual meeting of shareholders, absent exigent circumstances, such as illness, family emergencies and unavoidable business travel. Last year, all nine of the incumbent directors attended the annual meeting.

Communicating with the Board
Shareholders who wish to do so may communicate in writing with the Board of Directors, its committees, or individual directors regarding matters relating to the Company's business operations, financial condition or corporate governance. Any such communication should be addressed to the Board of Directors, or Board committee or individual director, as applicable, Union Bankshares, Inc., P.O. Box 1346, Morrisville, VT 05661. The correspondence will be forwarded to the addressee for review and response, as appropriate in the circumstances.

Vote Required to Approve Proposal 1
Election of directors is by a plurality of the votes cast.
Unless authority is withheld, proxies solicited hereby will be voted to fix the number of directors at nine and in favor of each of the nine nominees listed above to serve a one year term expiring at the 2021 annual meeting of shareholders, or until their successors are elected and qualify. If for any reason not now known by the Company any of such nominees should not be able to serve, proxies will be voted for a substitute nominee or nominees designated by the Board of Directors, or will be voted to fix the number of directors at fewer than nine and for fewer than nine nominees, as the Board may deem advisable in its discretion.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

2019 AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors (“Board”), the Audit Committee of Union Bankshares, Inc. (the “Company”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.
The Audit Committee is comprised of Mr. Bourgeois (Chairman), Mr. Sweet, Mr. Sargent, Ms. Bugbee, and Ms. Putnam. The Board has determined that each member of the Committee satisfies the independence requirements of the NASDAQ listing standards, that each member of the Committee is financially literate, knowledgeable and qualified to review financial statements, and that Mr. Bourgeois has the attributes of an “audit committee financial expert” as defined by the regulations of the Securities and Exchange Commission (SEC). In 2019, the Audit Committee met seven times.
In 2019, the Audit Committee appointed Berry, Dunn, McNeil & Parker, LLC. (BerryDunn), an independent registered public accounting firm, to perform the audit of our consolidated financial statements for the year ended December 31, 2019. The appointment was ratified by the Board and the shareholders.
The Audit Committee has reviewed and discussed, both with management and with BerryDunn, the Company's audited consolidated financial statements, as of and for the year ended December 31, 2019. The Audit Committee has also discussed with management its assertion on the design and effectiveness of the Company's internal control over financial reporting, as of December 31, 2019.  Management has the responsibility for the preparation of the Company’s consolidated financial statements and for assessing the effectiveness of internal controls over financial reporting; the independent registered public accounting firm has the responsibility for the audit of the consolidated financial statements and for expressing an opinion on whether such financial statements are in conformity with generally accepted accounting principles in the United States of America. The independent registered public accounting firm reports directly to the Audit Committee, which meets with the independent auditors on a regular basis, in separate executive sessions when appropriate.
The Audit Committee has also discussed with the independent auditors the matters required by the Public Company Accounting Oversight Board and the Securities and Exchange Commission, and matters required to be communicated to the Audit Committee in accordance with generally accepted audit standards, including the auditors’ judgment regarding the quality, as well as the acceptability of the Company’s accounting principles, as applied in its financial reporting. The Audit Committee has received and reviewed the written disclosures from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence from the Company and its management. The Committee has determined that the services performed by BerryDunn are compatible with maintaining that firm’s independence in connection with serving as the Company’s independent auditors.
Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.
Submitted by the Union Bankshares, Inc. Audit Committee
Steven J. Bourgeois (Chair)
Schuyler W. Sweet
Timothy W. Sargent
Dawn D. Bugbee
Nancy C. Putnam

EXECUTIVE OFFICERS

The following table sets forth certain information regarding the Company's current executive officers:

Name and Age	Position(s) with the Company and Subsidiary

David S. Silverman, 59	President, CEO and a Director of the Company and Union Morrisville, VT

Karyn J. Hale, 50	Vice President, Treasurer, and Chief Financial Officer of the Company and Executive Vice President of Union Bank Morrisville, VT

Jeffrey G. Coslett, 62	Vice President of the Company and Executive Vice President of Union Bank Morrisville, VT

Additional information about the business background, experience and qualifications of Ms. Hale and Mr. Coslett is set forth below, and such information pertaining to Mr. Silverman is contained elsewhere in this proxy statement under the caption “PROPOSAL 1: TO ELECT DIRECTORS - Director Qualifications.”
Karyn Hale joined Union Bank in 2005 as a project specialist and moved into the role of Finance Officer in 2008 until she assumed the role as Chief Financial Officer and Treasurer of the Company and Union on April 1, 2014 and became a Senior Vice President of Union on May 21, 2014 and was promoted to Executive Vice President on December 31, 2019. Ms. Hale's responsibilities include oversight of accounting, internal controls, treasury, taxation, regulatory reporting, asset/liability management, audit/exam processes, shareholder relations and serving on the senior management team. Prior to joining the Company and Union, Ms. Hale worked in public accounting with A. M. Peisch & Company for twelve years. She graduated from St. Michael's College with a Bachelors of Science degree in Accounting. Her membership affiliations include the American Institute of Certified Public Accountants, the Vermont Society of CPAs, the Financial Managers Society and she is currently serving on the Board of Directors of Housing Vermont and the Members Advisory Panel with the Federal Home Loan Bank of Boston.
Jeffrey Coslett was named Vice President of the Company on May 15, 2013, became Senior Vice President - Human Resources and Branch Administration Officer of Union Bank in 2008, and was promoted to Executive Vice President on December 31, 2019. He joined Union Bank in 2003 as the Human Resources Officer. Prior to that, Mr. Coslett served as a Branch Manager and Loan Officer with Bank of Lancaster County (PA), an Agricultural Loan Officer in the Farm Credit System, and as Operations Officer with Family Service of Lancaster, PA, a social service agency.

COMPENSATION COMMITTEE REPORT
The Compensation Committee (the “Committee”) of the Board of Directors of Union Bankshares, Inc. (the “Company”) is made up of five nonemployee directors, Schuyler W. Sweet (Chair), John M. Goodrich (Vice Chair), John H. Steel, Cornelius (Neil) J. Van Dyke and Dawn D. Bugbee. Messrs. Sweet, Goodrich, Steel and Van Dyke served on the Committee throughout 2019, while Ms. Bugbee was first appointed to the Committee in May 2019. Each of the members of the Committee was determined by the Board to be independent within the meaning of applicable listing standards of the NASDAQ Stock Market, taking into consideration all relevant factors under applicable NASDAQ rules, including compensation earned by Committee members in fulfilling their duties, any other fees paid by the Company to the Committee members, any other affiliation with the Company or Union Bank (“Union”), and all other factors specifically relevant to determining whether a Committee member has a relationship to the Company which is material to his or her ability to discharge his or her duties as a member of the Committee in a manner independent from management.
 This Compensation Committee Report discusses the compensation awarded to, earned by or paid to the Company’s named executive officers (the “NEOs”) listed in the 2019 Summary Compensation Table elsewhere in this proxy statement under the caption “EXECUTIVE COMPENSATION”. This report also describes the objectives of our executive compensation program for 2019, the risk management goals and practices, and how the most recent shareholder advisory “say-on-pay” vote affected our executive compensation decision-making. For 2019, the Company’s NEOs were: David

S. Silverman, President and CEO; Karyn J. Hale, Vice President, Treasurer and Chief Financial Officer; and Jeffrey G. Coslett, Vice President. Each of our NEOs also served as an executive officer of Union throughout 2019.

Executive Summary
The objectives of our compensation program are to develop a total executive compensation package with the purpose of attracting, retaining and motivating talented members of senior management to help us achieve the Company’s business goals and objectives. To achieve these objectives, the Compensation Committee regularly reviews and modifies our compensation and incentive programs to ensure they advance these core objectives. We assess our program from the perspective of our shareholders and regulators, considering best practices and making changes as appropriate.

Our Executive Compensation Program
Our compensation program and philosophy for executive officers was developed by the Compensation Committee and is subject to annual review and approval by our Board of Directors, most recently in March 2020. The objectives of our executive compensation program are to: (1) attract, retain and motivate talented members of senior management; (2) provide a competitive total compensation and benefits package; (3) reward superior performance while appropriately balancing short and long-term performance and incentives consistent with prudent risk management goals and practices; and (4) align management interests with those of the Company’s shareholders, with the ultimate goal of enhancing overall shareholder value.
To meet our executive compensation objectives, our program is designed to provide: (1) base salary; (2) short-term incentives; (3) long-term incentives (equity grants); and (4) executive benefits. The Compensation Committee may from time to time retain the services of compensation consultants to assist the Committee in its duties. In 2018, the Compensation Committee retained the services of Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent consulting firm specializing in executive and Board compensation. Input may also be sought from the CEO, CFO, Human Resources Officer and others as needed to ensure the Committee has the information and perspectives it needs to carry out its duties.
The Compensation Committee will continue to review, evaluate, and revise our compensation program as appropriate to meet the Company’s desired objectives and adhere to changing regulations and emerging best corporate practices.

Risk Oversight of Compensation Programs
The Compensation Committee strives to ensure our executive compensation program is designed to appropriately balance risk by utilizing short and long-term performance goals and incentives, consistent with prudent risk management goals and practices.
In establishing the overall compensation program for employees, including the executive officers, the Compensation Committee and the Board are mindful of the potential implications for enterprise risk management. The Committee and Board believe that the Company’s compensation practices, which for executives are heavily weighted to fixed salary, do not create material adverse risks to the Company because they do not encourage excessive risk-taking. In addition, the short-term incentive program is focused solely on Bank-wide performance, which encourages overall achievement of annual goals rather than individual or business line performance, and includes a recoupment provision which discourages inappropriate risk-taking that might lead to improper financial reporting.

Effect of 2019 Advisory Vote on NEO Compensation
At our 2019 annual meeting, our shareholders cast a non-binding advisory vote on our executive compensation (a “say-on-pay proposal”), with 98.3% of the shares represented and entitled to vote at the meeting cast in support of the compensation paid to our NEOs. The Compensation Committee believes this affirms our shareholders’ support of the Company’s approach to executive compensation, and as such we have not significantly changed our approach to executive compensation. Also at our 2019 Annual Meeting of Shareholders, 81.3% of the shares represented and entitled to vote were cast in a non-binding advisory vote to approve a frequency of three years for future nonbinding say-on-pay votes. Accordingly, the next say-on-pay advisory vote will occur no later than at the Company’s 2022 annual shareholder meeting. The Compensation Committee and Board will continue to consider the outcome of our say-on-pay votes, regulatory changes and emerging best practices when making future recommendations regarding compensation for the Company’s NEOs.

Impact of Accounting and Tax Consequences on the Form of Compensation
The Compensation Committee and management consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to the Company’s compensation plans or programs.
Submitted by the Compensation Committee
Schuyler W. Sweet, Chair
John M. Goodrich, Vice Chair
John H. Steel
Cornelius (Neil) J. Van Dyke
Dawn D. Bugbee

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table summarizes the total compensation that was paid or accrued for each of our named executive officers (NEOs) during each of the two most recent fiscal years:
2019 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total

David S. Silverman, President and CEO	2019	$386,000	$96,533	$86,792	$39,423	$608,748
	2018	$350,000	$52,547	$78,750	$38,690	$519,987

Karyn J. Hale, Chief Financial Officer	2019	$190,000	$38,032	$25,633	$18,318	$271,983
	2018	$151,600	$15,160	$20,466	$15,598	$202,824

Jeffrey G. Coslett, EVP, Human Resource and Branch Administration	2019	$150,000	$30,036	$20,237	$15,865	$216,138
	2018	$139,500	$13,973	$18,833	$15,237	$187,543
____________________

(1)	Includes current voluntary deferrals by certain of the NEOs under the Company’s 2006 Executive Nonqualified Excess Plan and Union’s 401(k) plan.

(2)
Represents contingent awards of restricted stock units (RSUs) provisionally granted under the 2014 Equity Incentive Plan (LTIP), pursuant to the terms of the 2019 and 2018 Equity Award Summaries, respectively, assuming achievement of target-level performance in the applicable plan year and disregarding (i) the effect of potential forfeitures, and actual performance results for the applicable periods. Based on actual 2019 performance attained under the provisions of the plan at the 96.2th percentile level and a closing price of $36.26 per share on December 31, 2019 as reported on the NASDAQ Stock Market, final awards of RSUs were made to our NEOs for 2019 services as follows: Mr. Silverman, 2,925 shares ($106,061); Ms. Hale,1,152 shares ($41,772); and Mr. Coslett 910 shares ($32,997). Based on actual 2018 performance attained under the provisions of the plan at the stretch level and a closing price of $47.75 per share on December 31, 2018 as reported on the NASDAQ Stock Market, final awards of RSUs were made to our NEOs for 2018 services as follows: Mr. Silverman, 1,375 shares ($65,656); Ms. Hale, 397 shares ($18,957); and Mr. Coslett 366 shares ($17,477).

(3)
All amounts shown were earned under the Company’s Short-Term Incentive Performance Plan (STIPP) with respect to 2019 and 2018 services and performance, respectively, but paid during the first quarter of the following year.

(4)
Includes Union match on 401(k) plan salary deferrals, safe harbor contributions and the profit-sharing contribution attributable to services rendered in the specified year but paid in the following year. In 2019 and 2018, respectively, for Mr. Silverman these amounts were: match of $8,400 and $8,250, safe harbor contribution of $8,400 and $8,250, and profit-sharing contribution of $11,963 and $11,940. In 2019 and 2018, respectively, for Ms. Hale these amounts were: match of $5,244 and $4,947, safe harbor contribution of $5,858 and $4,947, and profit-sharing contribution of $7,216 and $5,704. In 2019 and 2018, respectively, for Mr. Coslett these amounts were: match of $5,065 and $4,854, safe harbor contributions of $5,065 and $4,854 and profit-sharing contributions of $5,735 and $5,529. For Mr. Silverman, also includes Company director’s fees of $10,660 for 2019 and $10,250 for 2018 paid in cash. Mr. Silverman does not receive equity compensation for serving as a director of Company, nor does he receive any cash fees for serving as a director of Union Bank.

Short-Term Incentive Performance Plan
Annually, the Board, on a discretionary basis, may choose to offer incentive compensation under the Union Bank Short Term Incentive Performance Plan (the “STIPP”) by establishing annual performance and award targets for a designated performance period, which has generally been the calendar year. Financial results utilized in establishing performance targets and calculating awards are based on performance of Union Bank only, not the consolidated results of the Company. In February 2019, upon recommendation of the Compensation Committee, the Board adopted 2019 performance criteria and bonus opportunities under the STIPP.
Participants in the STIPP are designated each year by the Union Board, upon recommendation of the Compensation Committee. The designated participants for 2019 and 2018 included all three of the NEOs.
The objectives of our STIPP are to recognize and reward achievement of Union’s annual business goals, motivate and reward superior performance, attract and retain key talent needed to grow the franchise, maintain competitiveness within our market, and ensure that incentives are appropriately risk-balanced. Rewards under STIPP represent variable compensation that must be earned based upon performance by the Company’s subsidiary, Union Bank.
Our annual performance goals for the incentive plan are based on budget projections, which are typically presented by the CEO to the Compensation Committee during the first quarter of the year. Once the Compensation Committee finalizes and preliminarily approves the performance goals, the goals are presented to the Board of Directors for final approval. The following details the framework of the 2019 STIPP and related performance results:

Incentive Opportunity: Each participant had a target award (expressed as a percentage of earned base salary during the fiscal year) and range that defined the incentive opportunity. For 2019, the target for the CEO was 30.0% of base salary, and 18% of base salary for the other NEOs. Actual awards vary based on individual and Union Bank actual performance during the year and may range from 0% of target (not achieving threshold performance for a goal) to 150% of target for meeting or exceeding stretch performance.

Performance Measures: In order for the 2019 STIPP to activate, attainment of 90% of budgeted 2019 annual net income of Union (as defined above) was required. Additionally, eligible participants, including the NEOs, are expected to achieve in aggregate a rating of “meets expectations” or greater for his or her most recent annual performance evaluation. The awards for all NEOs were based upon achieving budgeted targets (on a bank-only basis) with respect to net income, efficiency ratio, loan growth (excluding municipal loans) and loan quality (defined as loan charge-offs plus net other real estate owned write downs plus gain or loss on sale of other real estate owned and other assets owned, less loan recoveries), deposit growth (excluding purchased brokered deposits) and our return on average assets relative to that of a peer group of New England banks and thrifts between $300 million and $1 billion in assets, as compiled and published by SNL Financial LLC. Minimum (threshold), target and maximum (stretch) levels of performance were defined for the 2019 STIPP and are summarized in the table below. No awards are paid for performance below threshold for a particular performance measure. Payouts for each performance goal are based upon actual performance between threshold and stretch levels and are awarded on a five step basis from threshold (50% payout), Lower Mid (75% payout), Target (100% payout), Upper Mid (125% payout) and Stretch (150% payout), subject to the exercise of discretion by the Board.

The 2019 STIPP performance measures, their relative weights, and the plan performance results for Mr. Silverman, Ms. Hale and Mr. Coslett were as follows:

Performance Measure	Weighting	Threshold (Minimum) Goal* Funds 50% of target award	Target Goal (1) Funds 100% of target award	Stretch (Maximum) Goal (1) Funds 150% of target award	2019 Union Actual Result (1)(2)	Payout Allocation (0-150% of target opportunity)
Relative Three-Year ROAA	25%	1.00%	95th Percentile	98th Percentile	96.2th Percentile	119.80% (4)
Net Income	25%	$9,998	$11,109	$11,664	$11.063	100% (4)
Efficiency Ratio (3)	10%	68.91%	67.91%	66.91%	69.59%	0%
Loan Growth	15%	$39,986	$47,042	$54,099	$38,132	0%
Deposit Growth	15%	$38,790	$45,635	$52,481	$41,246	100% (4)
Loan Quality	10%	$400	$300	$200	$393	50%
	Total Actual Weighted Average Percentage of Target Opportunity =					74.95%
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(1)	Dollars in thousands.

(2)
Actual 2019 results are on a bank-only basis with three year rolling average ROAA adjusted to disregard one-time expenses, net of tax effect, related to termination of Union’s defined benefit pension plan in 2018.

(3)	The ratio of noninterest expense to tax equivalent net interest income and noninterest income, excluding securities gains and losses.

(4)
The Compensation Committee chose to apply discretion to the final payout for the Net Income and Deposit Growth performance measures and to remove unrealized gain on equity investments from Bank and peer earnings when calculating three-year ROAA.

Based upon the actual performance results summarized above, the table below shows the actual incentive cash payouts (as a dollar amount and percentage of base salary) for each of the NEOs.

		2019 Annual Incentive Target Opportunity		2019 Annual Incentive Actual Awards
Executive	Title	Amount	% of Base Salary	Amount	% of Base Salary*
David S. Silverman	President and CEO	$115,800	30%	$86,792	22.50%
Karyn J. Hale	EVP, CFO and Treasurer	$34,200	18%	$25,633	13.50%
Jeffrey G. Coslett	EVP, Human Resources and Branch Administration	$27,000	18%	$20,237	13.50%

Outstanding Equity Awards
The following table shows outstanding equity awards to our NEOs at December 31, 2019. As of that date, outstanding equity awards consisted of stock options granted under the 2008 ISO Plan and under the 2014 Equity Incentive Plan (LTIP) and RSUs awarded under the LTIP.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2019
	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (#)	Number of Securities Underlying Unexercised Options - Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units that have not Vested (#) (2)	Market Value of Shares or Units that have not Vested ($) (3)
David S. Silverman	1,000	0	$22.00	12/17/2020
	3,000	0	$24.00	12/16/2021
	4,000	0			3,864	$140,109

Karyn J. Hale	1,500	0	$24.00	12/16/2021
	1,500	0			1,423	$51,598

Jeffrey G. Coslett					1,161	$42,098
____________________

(1)	All outstanding options at December 31, 2019 were incentive stock options. No stock options were awarded during 2019.

(2)
Represents awards of RSUs at December 31, 2019 under the LTIP pursuant to the 2019, 2018 and 2017 Equity Award Summaries for the respective years. All unvested RSUs are to be settled in common stock on a one-to-one basis upon expiration of the applicable vesting period. For Mr. Silverman, includes 1,995 RSUs that will vest on December 15, 2020; 1,425 RSUs that will vest on December 15, 2021; and 444 RSUs that will vest on December 15, 2022. For Ms. Hale, includes 706 RSUs that will vest on December 15, 2020; 542 RSUs that will vest on December 15, 2021; and 175 RSUs that will vest on December 15, 2022. For Mr. Coslett, includes 588 RSUs that will vest on December 15, 2020; 435 RSUs that will vest on December 15, 2021; and 138 RSUs that will vest on December 15, 2022.

(3)
Represents the closing price of $36.26 for the Company's common stock on December 31, 2019, as reported on the NASDAQ Stock Market, multiplied by the number of unvested shares underlying the outstanding unvested RSUs awarded to the NEOs under the LTIP pursuant to the 2019, 2018 and 2017 Equity Award Summaries.

Equity Compensation - Long-Term Equity Incentive Plan
The Company's long-term equity incentive compensation plan is the Union Bankshares, Inc. 2014 Equity Incentive Plan (the “LTIP”), which is administered by the Compensation Committee. The primary purpose of the LTIP is to link senior management compensation more closely to corporate performance and increases in shareholder value, and to assist the Company in attracting, retaining and motivating executive management. Eligible participants consist of only nonemployee directors, executive officers and other key employees of the Company or Union who are in a position to contribute significantly to profitability and who are recommended by the Compensation Committee and approved by the Company’s Board.
In February, 2019, the Compensation Committee recommended and the Board approved the terms of contingent equity compensation awards under the LTIP to seven Union senior officers including the three NEOs. The terms and conditions of the 2019 contingent awards, which included a threshold regulatory rating condition for Union as well as individual and Union performance metrics and time-based vesting conditions, are described in a 2019 Equity Award Summary approved by the Company’s Board and are summarized below. During 2019, Union met the threshold trigger for 2019 awards of achieving satisfactory results from its most recent safety and soundness regulatory examination. Additionally, each of the participants, including the three NEOs, achieved the required performance evaluation rating during 2019 of “fully meeting expectations.”
Each of the designated executives, including the three NEOs, received on a provisional basis contingent awards of Restricted Stock Units (RSUs) in March 2019 with respect to 2019 services, to be settled solely in shares of the Company’s common stock upon satisfaction of vesting conditions. Subject to satisfaction of the plan and individual triggers (which had been satisfied as of December 31, 2019), 50% of the RSU’s awarded for 2019 services were in the form of Time-Based Restricted Stock Units (TBRSUs), which will vest over three years, approximately one-third per year; and 50% of the RSU’s awarded were in the form of Performance-Based Restricted Stock Units (PBRSUs), which were subject to 2019 performance conditions and are also subject to time based vesting conditions, with vesting over two years, approximately one-half per year. Depending on Union’s 2019 performance results relative to a designated peer group, the actual size of the PBRSU portion of the award could have been greater or lesser than the target level, and could have ranged from 0% of the target PBRSU award for not attaining the threshold goal to 150% for meeting or exceeding the stretch goal, as described below.
The actual number of common shares underlying the TBRSU awards for 2019 services was determined by dividing the dollar value of the participant’s award at the target level by the closing price of the Company’s common stock on December 31, 2019, as reported on the NASDAQ Stock Market, with fractional shares rounded up to the next whole share. The actual number of common shares underlying the PBRSU awards for 2019 services was determined by the Compensation Committee during the first quarter of 2020, based on Union’s actual performance in 2019 compared to the specified 2019 performance measures (described below) and on the closing price of the Company’s common stock on December 31, 2019, as reported on the NASDAQ Stock Market, with fractional shares rounded up to the next whole share. Prior to vesting, TBRSUs and PBRSUs do not earn dividends or dividend equivalents, nor do they bear any voting rights. The Compensation Committee and the Board chose to award stock-settled RSUs since this type of equity grant helps to create a long-term ownership focus and alignment with shareholders while also serving as a powerful retention feature for our top executives.
Incentive Opportunity: The CEO’s aggregate TBRSU and PBRSU target award opportunity for 2019 was 25% of base salary and the other executive officers’ target opportunity was 20% of base salary, with 50% allocated to TBRSUs and 50% to PBRSUs. So long as Union attained the plan trigger and individual performance ratings were met, TBRSU awards of 12.5% of base salary for the CEO and 10.0% for the other NEOs would be earned, with vesting of one-third of the TBRSU award on December 15 of 2020, 2021 and 2022. Additionally, the target awards for PBRSUs of 12.5% of base salary for the CEO and 10.0% for the other NEOs would be granted only if the specified 2019 performance measure at the target level were satisfied. The actual PBRSU award for 2019 services could have ranged from 0% for not achieving the threshold performance goal, to 18.75% of the base salary for the CEO and 15% for the other NEOs for meeting or exceeding the stretch performance goal, with vesting over two years, approximately one-half per year, on December 15, 2020 and December 15, 2021.
2019 Performance Measure and Actual Results: The performance measure for the 2019 PBRSU award compared the Company’s three-year average ROAA on a bank-only basis to that of a peer group of New England banks and thrifts with assets from $300 million to $1 billion, as compiled and published by SNL Financial LLC. Union and peer group data used for calculating 2019 PBRSU awards were as of December 31, 2019, 2018 and 2017.
In order for eligible executives to be awarded PBRSUs, Union had to attain a minimum ROAA of 1.00% for 2019. The target goal would be attained if Union’s three-year ROAA was at the 95th percentile of all banks and thrifts in the designated peer group. The stretch goal would be attained if Union’s three-year ROAA was at or above the 98th percentile of the peer group.
The 2019 PBRSU threshold, target and stretch performance measures for Mr. Silverman, Ms. Hale and Mr. Coslett, and Union’s actual results versus the peer group were as follows:

Performance Measure	Threshold (Minimum) Goal Funds 50% of target award	Target Goal (1) Funds 100% of target award	Stretch (Maximum) Goal (1) Funds 150% of target award	2019 Union Actual Results (2)	2019 Union Payout Allocation (0-150% of target opportunity) (2)
Relative Three-Year ROAA	1.00%	95th Percentile	98th Percentile	96.2th Percentile	119.8%
____________________

(1)	Goal expressed as a percentile of the designated peer group.

(2)	Adjusted to exclude the net expense of terminating the Union Bank Pension Plan in 2018.

The table below summarizes the target opportunity and the actual aggregate 2019 equity incentive awards (TBRSUs and PBRSUs) based upon the actual performance results (exceeding stretch) for each of the NEOs expressed as a dollar amount and percentage of base salary:

		2019 Equity Incentive Target Opportunity		2019 Equity Incentive Actual Awards (1)
Executive	Title	Amount (2)	% of Base Salary	Amount	% of Base Salary
David S. Silverman	President and CEO	$96,533	25%	$106,061	27.48%
Karyn J. Hale	EVP, CFO and Treasurer	$38,032	20%	$41,772	22.00%
Jeffrey G. Coslett	EVP, Human Resources and Branch Administration	$30,036	20%	$32,997	22.00%
____________________

(1)	All 2019 equity incentive awards are subject to time based vesting conditions and other plan provisions in future years.

(2)
Represents the dollar amount of contingent awards of restricted stock units (RSUs) provisionally granted under the LTIP, pursuant to the terms of the 2019 Equity Award Summary, assuming achievement of target-level performance in 2019, disregarding the effect of potential forfeitures.

Under the provisions of the 2019 Equity Award Summary and based on a closing price of $36.26 per share for the Company’s common stock on December 31, 2019 as reported on the NASDAQ Stock Market, for services rendered in 2019, the three NEOs were awarded RSUs to be settled in shares of the Company’s common stock, as follows:

Executive	Title	PBRSUs	TBRSUs	Total RSUs
David S. Silverman	President and CEO	1,594	1,331	2,925
Karyn J. Hale	EVP, CFO and Treasurer	628	524	1,152
Jeffrey G. Coslett	EVP, Human Resources and Branch Administration	496	414	910
The number of PBRSUs awarded with respect to 2019 services reflects Union exceeding the stretch performance goal by achieving the 96.2th percentile of three year ROAA relative to a peer group of New England banks and thrifts. The actual receipt of these shares by the recipients remains subject to satisfaction of time-based vesting conditions and other plan provisions, as described in of the 2019 Equity Award Summary.
The exercise of stock options by our NEOs and the vesting of their RSU awards during 2019 are summarized in the following table:

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David S. Silverman	2,000	$29,730	1,283	$44,777
Karyn J. Hale	0	$0	368	$12,843
Jeffrey G. Coslett	0	$0	343	$11,971
____________________

(1)
Represents the number of shares acquired on vesting of RSU awards under the LTIP pursuant to the 2016, 2017 and 2018 Equity Award Summaries on the December 13, 2019 vesting date. Value based on the closing price of $34.90 for the Company’s common stock on the December 13, 2019 vesting date, as reported on the NASDAQ Stock Market.

(2)
Represents the aggregate dollar value realized upon exercise of incentive stock options, calculated as the difference between the exercise price and the closing price of the Company’s common stock on the date of exercise, as reported on the NASDAQ Stock Market.

Stock Retention Requirement: The Compensation Committee believes that Union’s executive officers should maintain a material personal financial stake in the Company to promote a long-term perspective in managing the Company and to better align shareholder and executive interests. Therefore, the LTIP requires executive officers to retain ownership of 25% of their after tax vested share awards until termination of employment or retirement from Union. If an executive experiences personal economic hardship, the Compensation Committee has the authority to decide whether the holding period requirements will be waived in whole or in part for that particular award or if the executive will be allowed to sell more shares than the holding period requirements would otherwise permit.

Deferred Compensation Plans
Union Bankshares, Inc. and Union Bank sponsor two nonqualified deferred compensation plans for Directors and certain key officers. One of these plans, the 2008 Amended and Restated Nonqualified Deferred Compensation Plan was frozen in 1998 to new participants and in 2004 to additional deferrals. Additional information about that plan is contained elsewhere in this proxy statement under the caption “PROPOSAL 1: TO ELECT DIRECTORS - Directors’ Compensation.”
The Company's Executive Nonqualified Excess Plan is a defined contribution plan that permits participating officers and Directors to elect to defer receipt of current compensation from the Company or the Bank in order to provide retirement or other benefits as selected in the individual adoption agreements. Participants may select among designated reference investments consisting of investment funds, with the performance of the participant's account mirroring the selected reference investment. Distributions are made only upon a qualifying distribution event, which may include a separation from service, death, disability or unforeseeable emergency or (in the case of distributions from an in-service withdrawal account or education funding account) upon a date specified in the participant's deferral election form. The plan does not provide for above market or preferential earnings on deferrals. Promised benefits under the plan are general unsecured obligations of the Company and/or the Bank, as no assets of the Company or the Bank have been segregated to meet the payment obligations under the plan. However, the Company and the Bank have jointly purchased life insurance and mutual funds to fund substantially all of the anticipated benefit payments.
The following table summarizes voluntary deferrals during 2019, earnings during 2019 on accumulated deferrals and the aggregate balance of the accrued benefit as of December 31, 2019, for Mr. Silverman and Ms. Hale. Mr. Coslett did not participate in the plan.

EXECUTIVE NONQUALIFIED EXCESS PLAN
Name	Executive Contributions in 2019 (1)	Company Contributions in 2019	Aggregate Earnings in 2019	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2019
David S. Silverman	$0	$0	$101,761	$0	$459,027
Karyn J. Hale	$15,200	$0	$10,994	$0	$59,169
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(1)	The amount reported as deferred in this table is included in the NEO’s salary reported in the Summary Compensation Table.

Defined Contribution Retirement Savings (401(k)) Plan
Union maintains a contributory, tax qualified Employee Savings 401(k) and Profit-Sharing Plan covering all employees who meet certain eligibility requirements. Participants may elect to contribute up to the IRS maximum dollar amount limitations of their eligible compensation to their 401(k) plan account on a tax deferred basis. The plan also provides for matching contributions by Union, in the sole discretion of Union's Board of Directors. During 2019 and 2018, Union made a discretionary 401(k) matching contribution of fifty cents for every dollar of compensation deferred by the participant, up to 6% of each participant's eligible compensation. The plan also provided during 2019 and 2018 for a non-discretionary 3% safe harbor contribution for the account of each participant. In addition, Union made a 3% discretionary profit-sharing contribution for the account of each eligible employee with respect to each of the 2019 and 2018 plan years, with funds actually contributed in February of the following year. Nondiscretionary safe harbor contributions, discretionary matching contributions and discretionary profit-sharing contributions made for the account of the three executive officers named in the 2019 Summary Compensation Table are included in the table under “All Other Compensation.”

Perquisites and Other Personal Benefits
 The Company does not generally provide its executive officers with perquisites or other personal benefits such as club memberships, financial planning assistance, tax preparation, living allowances, commuting expenses, or similar benefits not described in this proxy statement. However, the Company does provide a Company-owned vehicle to Mr. Silverman and pays related gas and maintenance charges. The Company also pays the expenses of the executive officers and their spouses in connection with attendance at certain banking-related functions, such as bankers’ association conventions.

Health and Welfare Benefits
 The Company offers the same health and welfare benefits to all salaried and non-salaried employees, although benefits may vary depending on whether the employee is employed full-time or part-time. These benefits include health insurance, group life insurance, short-term disability insurance, long-term disability insurance, education benefits and paid time off.

Split Dollar Life Insurance
Union’s group life insurance plan has a stated benefit of three times annual salary, subject to a maximum benefit limit of $300,000. Due to this benefit cap, those employees (including the three NEOs) whose salary exceeds $100,000 do not receive a group life insurance benefit equal to three times their annual salary. Accordingly, Union entered into split-dollar life insurance agreements with certain officers, including the three NEOs, which provide that a portion of the death benefit on a life insurance policy owned by Union will be paid to the executive’s beneficiary if the NEO dies while employed with Union. The agreements expire upon termination of employment. The amount of the death benefit under the split-dollar life insurance arrangement is $500,000 for Mr. Silverman and $250,000 each for Ms. Hale and Mr. Coslett. The split-dollar life insurance benefit is in addition to the group life insurance coverage generally available to Union’s employees.

Change in Control Agreements
In June, 2014, each of our NEOs entered into change in control agreements with the Company. These agreements contain terms and conditions customarily found in change in control agreements for executives holding comparable positions, including automatic annual one-year extensions of these agreements unless written notification of non-continuance is provided in accordance with the terms of the agreements. No severance is payable unless there is an involuntary termination within 12 months (24 months in the case of our CEO) after a change in control. If the executive officer is terminated without “cause” (as defined in such agreements) or the executive officer resigns for “good reason” (as defined in such agreements) within the designated period following a change in control the executive will be entitled to receive a lump sum payment of 100% of the executive’s annual base salary (200% of base salary in the case of our CEO) plus 100% of the executive’s bonus (short-term incentive) amount (200% in the case of our CEO), plus an amount equal to the employer contributions made by the Bank or its Affiliates under the Bank’s 401(k) and profit sharing plan for the account of the executive with respect to the last completed plan year immediately prior to the change in control, including any employer matching contributions, “safe harbor” contributions and profit sharing contributions. The Bank is also required to continue to provide to the executive (and the executive's dependents, if applicable), at the Bank’s sole expense, the same level of medical insurance benefits upon substantially the same terms and conditions (including contributions required by the NEO, if any, for such benefits) as existed immediately prior to the executive's date of termination for a period of 12 months following the date of separation (24 months in the case of our CEO). In addition, the Bank is required to provide outplacement services to the terminated NEO. Any equity-based awards (whether to be settled in cash or stock) held by the NEOs under any equity-based plan of the Company, including any outstanding awards under the Company’s 2008 ISO Plan, the LTIP, or any successor equity-based plans, will be governed by the provisions of the respective plan.
Payment of benefits under the Agreements is subject to execution by the NEO of a waiver and release of claims. The Agreements also contain non-disparagement, confidentiality, non-competition and non-solicitation covenants binding on the NEO following termination of employment and payment of the contractual change in control benefits. There are no tax “gross up” provisions in the agreements.

Potential Payments upon Change in Control: The following table summarizes payments and benefits that would have been payable to each of our three NEOs under their Change in Control Agreements, assuming that their employment had terminated on December 31, 2019, and that such termination occurred within the applicable period following a change in control of the Company or Union (24 months for the CEO and 12 months for the other NEOs). For purposes of this table, the effective date of termination is assumed to be December 31, 2019. The closing market price of our common stock on December 31, 2019 was $36.26, as reported on the NASDAQ Stock Market.

Potential Payments Upon Change in Control
Form of Compensation (1) (2)	No Discharge - Change in Control Related	Discharge without Cause or Resignation with Good Reason - Change in Control Related (3)
David S. Silverman
Base Salary and Bonus	$0	$945,584
Health Benefits	$0	$30,812
401(k) contributions	$0	$28,763
Accelerated vesting of equity awards (1)	$0	$140,109
Total	$0	$1,145,268
Karyn J. Hale
Base Salary and Bonus	$0	$215,633
Health Benefits	$0	$22,291
401(k) contributions	$0	$18,308
Accelerated vesting of equity awards (1)	$0	$51,598
Total	$0	$307,830
Jeffrey G. Coslett
Base Salary and Bonus	$0	$170,237
Health Benefits	$0	$22,291
401(k) contributions	$0	$15,865
Accelerated vesting of equity awards (1)	$0	$42,098
Total	$0	$250,491
____________________

(1)
The amounts shown in the table are for illustrative purposes only, and are equal to two times the eligible compensation for the CEO and one times the eligible compensation for the other two NEOs paid in 2019.

(2)
Assumes that restricted stock unit awards under the LTIP become fully vested upon a change in control pursuant to the Board’s exercise of discretion under the LTIP. Value of awards in this chart assumes termination of employment during the second half of the performance period and achieving the performance level as actually achieved at December 31, 2019. Includes unvested units awarded in 2017, 2018 and 2019.

(3)
“Good reason” is defined in the Agreements to mean, among other things, a material diminution of responsibility or salary; a change in location of more than 50 miles from the executive’s current location; or the inability of Union to perform its obligations under the agreement. “Cause” means, among other things, illegal acts, gross misconduct or the executive’s failure to perform in any material respect their obligations under this agreement.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Upon recommendation of the Audit Committee and ratification by the shareholders, the independent registered public accounting firm of BerryDunn was engaged to serve as the Company's independent accountants to audit the Company's consolidated financial statements for the year ended December 31, 2019 and to audit the internal controls over financial reporting as of December 31, 2019.
BerryDunn has advised the Audit Committee that they are independent accountants with respect to the Company within the meaning of standards established by the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the Independence Standards Board and federal securities laws administered by the SEC. A representative of BerryDunn is expected to be present online at the virtual annual meeting. He will have the opportunity to make a statement if he so desires, and he is expected to be available to respond to appropriate questions.
The Audit Committee has appointed BerryDunn to serve as the Company's independent registered public accounting firm to audit the Company's consolidated financial statements for the year ending December 31, 2020, and to perform such other appropriate accounting services as may be required. Although ratification by the shareholders is not required by law, consistent with evolving corporate practices the Board has determined that it is desirable to request shareholder approval of the appointment. The Audit Committee has not determined what action it will take if the shareholders do not ratify the appointment of BerryDunn. In such event, the Committee could decide to continue to retain the services of BerryDunn for 2020 and consider a change in auditors for 2021. Moreover, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.
BerryDunn has audited the Company's consolidated financial statements for the last 11 calendar years and has audited the controls over financial reporting for the last six years.
Audit Fees
Aggregate fees billed for professional services rendered to the Company by BerryDunn for the years ended December 31, 2019 and 2018, are detailed in the table below.

	BerryDunn
Services Provided	2019	2018
Audit	$203,350	$183,320
Audit Related	14,400	12,440
Tax	16,724	16,065
Total	$234,474	$211,825

Audit fees in both years were for the audits of the annual consolidated financial statements of the Company included in the Company's annual report on Form 10-K, audits of internal controls over financial reporting, and review of quarterly financial statements included in the Company's quarterly reports on Form 10-Q, filed with the SEC.
Audit Related fees in both years were for assurance and related services relating to Union Bank's trust operations, attendance at the annual shareholders meeting and other accounting matters.
Tax fees in both years were for services related to tax compliance, including the preparation of tax returns, review of estimates, consulting and tax planning, and tax advice, including implementation of tax law changes.

Audit Committee Preapproval Guidelines
All audit and nonaudit services provided by the registered independent accounting firm during the preceding two fiscal years were approved in advance by the Audit Committee. The Audit Committee has adopted Preapproval Guidelines relating to the provision of audit and nonaudit services by the Company's external auditors. Under these Guidelines, the

Audit Committee preapproves both the type of services to be provided by the external auditor and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. The services and fees must be compatible with the maintenance of the auditor's independence, including compliance with SEC rules and regulations.
In order to ensure timely review and approval, the Audit Committee has delegated to the Chair of the Committee the authority to amend or modify the list of preapproved services and fees, subject to prompt reporting to the full Committee of action taken pursuant to such delegated authority.

Vote Required to Approve Proposal 2
Ratification of the appointment of BerryDunn as the Company's independent auditors for 2020 will require that more votes be cast “FOR” than “AGAINST” the proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

SHAREHOLDER PROPOSALS
Under SEC rules, management of the Company will be permitted to use its discretionary authority conferred in the proxy card for the annual meeting to vote on a shareholder proposal even if the proposal has not been discussed in the Company's proxy statement, unless the shareholder-proponent has given timely notice to the Company of his or her intention to present the proposal at the meeting. In order to be considered timely for consideration at the 2021 annual meeting, the shareholder-proponent must have furnished written notice to the Company of the proposal no later than March 1, 2021. If timely notice is received, the Company may exercise its discretionary authority under the proxy in connection with such proposal only if otherwise permitted to do so under applicable SEC rules.
There is a separate process under SEC rules, with an earlier notification deadline, if an eligible shareholder seeks to have his or her proposal included in the Company's proxy materials for the annual meeting. In order to be eligible for inclusion in the Company's proxy material for the 2021 annual meeting, the shareholder must meet specified eligibility requirements in the SEC rules and the proposal must be submitted in writing to the Secretary of the Company no later than December 14, 2020 and must comply in all respects with applicable SEC rules relating to such inclusion. Any such proposal will be omitted from or included in the proxy material at the discretion of the Board of Directors, subject to such SEC rules.

OTHER MATTERS
As of the date of this proxy statement, management knows of no business expected to be presented for action at the annual meeting, except as set forth above. If, however, any other business should properly come before the meeting, the persons named in the enclosed proxy form will vote in accordance with the recommendations of management.

Union Bankshares, Inc.
Morrisville, Vermont

VOTE BY INTERNET
Before the meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 21, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the meeting - Go to www.virtualshareholdermeeting.com/UNB2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

UNION BANKSHARES, INC.
20 LOWER MAIN STREET
P.O. BOX 667
MORRISVILLE, VT 05661
ATTN: KRISTY ADAMS ALFIERI

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 21, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	D08820-P33793	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

UNION BANKSHARES, INC.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors - To fix the number of Directors at nine, or such lesser number as circumstances require, and to elect the Nominees listed below. (All terms expire at the next annual meeting.)				The Board of Directors recommends you vote FOR the following proposal:
							For	Against	Abstain
	Nominees:		For	Withhold Authority	2.	To ratify the appointment of the independent registered public accounting firm of Berry Dunn McNeil & Parker, LLC as the Company's external auditors for 2020.	☐	☐	☐
	1a.	Joel. S. Bourassa	☐	☐

	1b.	Steven J. Bourgeois	☐	☐

	1c.	Dawn D. Bugbee	☐	☐
NOTE:  This proxy conveys discretionary authority to vote in accordance with the recommendations of the Board of Directors on such other business as may properly come before the meeting or any adjournment thereof.

	1d.	John M. Goodrich	☐	☐

	1e.	Nancy C. Putnam	☐	☐

	1f.	Timothy W. Sargent	☐	☐

	1g.	David S. Silverman	☐	☐

	1h.	John H. Steel	☐	☐
					For address change and/or comments, please check this box and write them on the back where indicated.				☐
	1i.	Cornelius J. Van Dyke	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

The 2020Annual Meeting of Shareholders of Union Bankshares, Inc. will be held on May 22, 2020, 3:00 p.m. Eastern Time, virtually via the internet at www.virtualshareholdermeeting.com/UNB2020.
To access the virtual meeting you must have the information that is printed in the box marked by the arrow on the reverse side of this card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Meeting, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com

D08821-P33793

REVOCABLE PROXY
UNION BANKSHARES, INC.

Annual Meeting of Shareholders
May 22, 2020
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Kristy Adams Alfieri and Karyn J. Hale, and each of them individually, as his or her lawful agents and proxies with full power of substitution in each, to vote all of the common stock of Union Bankshares, Inc. that the undersigned is (are) entitled to vote at the Annual Meeting of the Shareholders to be conducted as a virtual meeting exclusively by electronic means at www.virtualshareholdermeeting.com/UNB2020 on Friday, May 22, 2020, at 3:00 p.m., Eastern Time, and at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If this proxy is signed and dated but no such direction is made, this proxy will be voted FOR each of the nominees listed in Proposal 1, FOR Proposal 2, and otherwise in accordance with the Board of Directors' recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side